December 15, 2006
Board of Directors
Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
Ladies and Gentlemen:
We are acting as counsel to Double-Take Software, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering of up to 5,517,620 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), 309,774 of which Shares (the “1996 Plan Shares”) are issuable pursuant to the 1996 Employees Stock Option Plan of Network Specialists, Inc. (the “1996 Plan”), 25,510 of which Shares (the “Director Plan Shares”) are issuable pursuant to the Non-Executive Director Stock Option Plan of Network Specialists, Inc. (the “Director Plan”), 2,529,275 of which Shares (the “2003 Plan Shares”) are issuable pursuant to the 2003 Employees Stock Option Plan of Network Specialists, Incorporated (the “2003 Plan”), and 2,653,061 of which Shares (the “2006 Plan Shares”) are issuable pursuant to the Double-Take Software 2006 Omnibus Incentive Plan (the “2006 Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on November 21, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
Double-Take Software, Inc.
December 15, 2006

4.	A copy of the 1996 Plan as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	A copy of the Director Plan as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	A copy of the 2003 Plan as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	A copy of the 2006 Plan as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval, adoption and amendment of the 1996 Plan and the issuance of the 1996 Plan Shares.

9.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval, adoption and amendment of the Director Plan and the issuance of the Director Plan Shares.

10.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval, adoption and amendment of the 2003 Plan and the issuance of the 2003 Plan Shares.

11.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval, adoption and amendment of the 2006 Plan and the issuance of the 2006 Plan Shares.

12.	Certain resolutions of the stockholders of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval, adoption and amendment of the 1996 Plan, the Director Plan, the 2003 Plan and the 2006 Plan.

13.	A certificate of the Secretary of the Company as to certain facts relating to the Company.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Double-Take Software, Inc.
December 15, 2006

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the 1996 Plan, the Director Plan, the 2003 Plan, or the 2006 Plan, as applicable, and any relevant forms of agreements issued pursuant thereto, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.